WYNN RESORTS COMPLETES COMMON STOCK OFFERING

LAS VEGAS – (BUSINESS WIRE) – May 12, 2004 – Wynn Resorts, Limited (Nasdaq:WYNN) announced the completion of an underwritten public offering of 7,000,000 shares of its common stock at a price of $38.75 per share. The net proceeds to Wynn Resorts, after deducting discounts and commissions and estimated expenses, were approximately $267.9 million.

Deutsche Bank Securities Inc. acted as sole book-running manager of the offering. J.P. Morgan Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. acted as co-managers.

Wynn Resorts intends to use a portion of the proceeds from the offering to redeem a portion of the outstanding 12% Second Mortgage Notes due 2010 of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. Wynn Resorts intends to use the remaining net proceeds from this offering to help finance the first casino resort to be developed in Macau Special Administrative Region of the People’s Republic of China by its subsidiary Wynn Resorts (Macau), S.A., and for general corporate purposes, including possibly financing potential future acquisitions or other investments.

The shares were issued pursuant to an effective shelf registration on file with the SEC. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission and is available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement relating to this offering may be obtained from Deutsche Bank Securities Inc., Attn: Syndicate, 60 Wall Street, 4th Floor, New York, New York 10005.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company’s future results is included under the caption “Risk Factors” in Item 1 of Wynn Resorts’ annual report on Form 10-K for the year ended December 31, 2003.

CONTACT:
Wynn Resorts, Limited Samanta Stewart, 702-770-7555 investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited